Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VOXX International Corporation of our report dated February 1, 2013 relating to our audit of the consolidated financial statements of ASA Electronics, LLC and Subsidiary, which appear in the Annual Report on Form 10-K of VOXX International Corporation and Subsidiaries for the year ended February 28, 2013.

/s/ MCGLADREY LLP

Elkhart, Indiana
July 29, 2013